Exhibit 99.1

FLEETWOOD REPORTS FISCAL 2004 FOURTH QUARTER

AND FULL YEAR FINANCIAL RESULTS

– Company Increases Revenues, Generates Operating Profit and Narrows Net Loss –

Riverside, Calif., July 8, 2004 — Fleetwood Enterprises, Inc. (NYSE:FLE), the nation’s leader in recreational vehicle sales and a leading producer and retailer of manufactured housing, today announced financial results for its fiscal 2004 fourth quarter and full year ended April 25, 2004.

For the fourth quarter, consolidated revenues increased 20.4 percent to $689.4 million from $572.7 million in the prior year’s fourth quarter. Net loss narrowed to $17.8 million, or 42 cents per diluted share, compared to a net loss of $55.4 million, or $1.54 per diluted share, in the fourth quarter of the prior year. Results include non-cash charges related to the valuation allowance against the Company’s deferred tax asset of $15.0 million in 2004 and $28.4 million to establish the allowance in 2003, as well as $4.0 million in restructuring and asset impairment charges in 2003. Loss before income taxes was $1.9 million, compared to a loss before income taxes of $43.0 million in the fourth quarter of fiscal 2003.

For fiscal year 2004, revenues grew 12.5 percent to $2.61 billion from $2.32 billion in the prior year. Net loss was $22.3 million, or 58 cents per diluted share, down from a net loss of $70.7 million, or $1.97 per diluted share, in fiscal 2003. Loss before income taxes was $3.8 million, compared to a loss before income taxes of $66.2 million in fiscal 2003.

“We achieved strong fourth quarter revenue growth in both RVs and Housing and continued our solid progress toward profitability,” said Edward B. Caudill, president and CEO. “Success in our key initiatives of RV product innovation, with a focus on higher-end motor homes, and Housing vertical integration drove the improvement.  For fiscal 2004, we earned an operating profit for the first time since 2000, and notably, a fourth quarter operating profit of $11.3 million, compared with an operating loss of $33.1 million in last year’s fourth quarter. Continued sales growth in motor homes and travel trailers along with favorable comparisons in both the wholesale and retail divisions of the Housing Group all contributed to the positive momentum.

“The manufactured housing industry is continuing to show promising signs of recovery as the inventory of repossessed homes is declining,” Caudill said. “And while industry shipments have not yet recovered, our 21 percent increase in fourth quarter sales suggests that Fleetwood is slightly ahead of the industry’s recovery, commensurate with our longstanding leadership position.”

For fiscal year 2004, Fleetwood earned an operating profit of $41.3 million, compared to an operating loss of $26.4 million in fiscal 2003. Powered by the motor home division, the RV Group earned an operating profit of $58.1 million, a 64 percent increase from the $35.4 million generated in the prior year. The Housing Group improved to an operating loss of $28.8 million this year from an operating loss of $57.6 million in fiscal 2003. Before intercompany profit elimination, the wholesale division earned $5.4 million and the retail division lost $35.9 million, compared to losses of $13.5 million and $49.7 million in fiscal 2003, respectively.

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Recreational vehicle sales in the fourth quarter rose 19 percent to $482.7 million from $405.4 million in the same period of the prior year. Motor home sales for the quarter rose 22 percent to $301.3 million and travel trailers posted a 17 percent gain to $154.4 million, while folding trailer sales edged up 2 percent to $27.0 million.

RV sales for the full fiscal year rose 20 percent from the prior year to $1.78 billion. Motor home revenues climbed 20 percent to $1.10 billion and travel trailer sales increased 29 percent to $570.4 million, while folding trailer revenues declined 15 percent to $104.2 million.

“Our motor home division continues to perform exceptionally well, with consistent growth in revenues, operating income, and operating margins over the past three years,” Caudill said. “We expect continued progress by expanding operating margins and launching the innovative products in our pipeline. While we are encouraged by the sales performance of our improved travel trailer products, the division’s operating results were still disappointing. We continue to focus on improving our production efficiencies and ensuring timely delivery of our product. Sales of our folding trailers declined at a rate similar to that experienced by the industry as a whole. Industry retail registrations in this segment were down 15.6 percent in 2003, although we saw some easing in the trend for the first quarter of calendar 2004 with only a 2.4 percent year-over-year reduction in unit sales.”

Manufactured housing revenues in the fourth quarter grew 21 percent to $191.6 million, compared to $158.3 million in the prior year. This was the first increase in fourth quarter revenues in the Housing Group since fiscal 1999. Housing Group revenues included $163.6 million of wholesale factory sales and $48.2 million of retail sales, before elimination of intercompany sales of $20.2 million. This compares with $135.8 million of wholesale factory sales and $43.9 million of retail sales, before elimination of intercompany sales of $21.4 million in the prior year. Wholesale unit volume for the quarter was up 20 percent to 5,350, and homes sold at Fleetwood retail stores increased 4 percent to 918. Operating profit was $0.1 million for the quarter in the wholesale division as opposed to a $10.0 million operating loss last year, with a much-reduced fourth quarter operating loss in the retail division of $11.2 million compared to $23.2 million last year.

Because of the 21 percent jump in sales in the fourth quarter, Fleetwood’s Housing Group revenues for fiscal 2004 were down only 2 percent from the prior year to $782.8 million. Wholesale factory sales and retail sales were $657.4 million and $242.5 million, respectively, before elimination of intercompany sales of $117.1 million. This compares with $667.1 million of wholesale factory sales and $245.1 million of retail sales, before elimination of intercompany sales of $115.9 million in fiscal 2003. Wholesale unit volume for the year was down 6 percent to 20,859, and homes sold at Fleetwood retail stores also decreased by 6 percent to 4,727 homes.

“As previously mentioned, we recorded a $15 million fourth quarter non-cash charge to reduce the amount of our deferred tax asset,” Caudill continued. “Because we have generated net losses in recent years, the carrying amount of this asset is determined by reference to various available tax planning strategies. Paradoxically, the primary reason for the fourth quarter adjustment was an increase to the market value of our 6% convertible trust preferred securities. An improved overall financial condition combined with upward movement in our stock price has contributed to a lower discount from par value and has diminished the magnitude of unrealized taxable gains in these securities. We

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continue to believe that the combination of all positive and negative factors will enable us to realize the full value of the deferred tax asset.

“Fleetwood has prevailed as a leader and innovator in both our industries,” Caudill concluded. “We have worked diligently to be positioned for a recovery in the manufactured housing arena by maintaining a strong dealer network, vertically integrating our Housing Group to offer financial services, entering appropriate new markets, and designing homes for the contemporary consumer. Our recent balance sheet strategies will also contribute to improved results, as we have eliminated $17.9 million of annualized interest expense by converting or redeeming all of our 9.5% convertible trust preferred securities. In addition, we expect to record substantial savings from our amended credit facility due to newly negotiated terms. As a result, we are very optimistic for fiscal 2005, and expect the Company will be profitable in the first quarter, which ends on July 25, and significantly profitable for the full fiscal year.”

On Thursday, July 8, 2004, the Company will host a conference call beginning at 1:30 p.m. EDT to review the results of operations for the fourth quarter and full year of fiscal 2004. The conference call will be broadcast live over the Internet at www.streetevents.com and www.companyboardroom.com. It also will be accessible from the Company’s website, www.fleetwood.com, in the Company Information section. An archive of the call will be available for one year at all three websites shortly after the call concludes.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; continued acceptance of the Company’s products; the potential impact on demand for Fleetwood’s products as a result of changes in consumer confidence levels; the effect of global tensions on consumer confidence; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; exposure to interest rate and market changes affecting certain of the Company’s assets and liabilities; availability and pricing of raw materials; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the Company’s ability to obtain financing needed in order to execute its business strategies.

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FLEETWOOD ENTERPRISES, INC.

Condensed Consolidated Summaries of Operations
(Unaudited)
(Amounts in thousands except per share data)

	13 Weeks Ended		52 Weeks Ended
	Apr. 25,	Apr. 27,	Apr. 25,	Apr. 27,
	2004	2003	2004	2003
Sales	$689,364	$572,657	$2,607,988	$2,318,293

Operating income (loss)	$11,325	$(33,096)	$41,330	$(26,431)

Loss before income taxes	$(1,902)	$(42,955)	$(3,812)	$(66,237)

(Provision) benefit for income taxes	(15,862)	(12,460)	(18,449)	(4,502)

Net loss	$(17,764)	$(55,415)	$(22,261)	$(70,739)

Net loss per common share:
Basic and diluted	$(.42)	$(1.54)	$(.58)	$(1.97)

Weighted average common shares:
Basic and diluted	42,497	35,935	38,357	35,869

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FLEETWOOD ENTERPRISES, INC.

Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

ASSETS

	April 25,	January 25,	April 27,
	2004	2004	2003
Cash and marketable investments	$123,822	$82,448	$69,776
Receivables	184,687	198,645	143,452
Inventories	262,810	257,674	240,521
Property, plant and equipment, net	259,052	255,014	260,318
Other assets	245,338	264,807	240,027
Total assets	$1,075,709	$1,058,588	$954,094

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable	$98,804	$81,413	$78,890
Employee compensation and benefits	119,695	126,183	128,202
Product warranty reserve	53,921	55,817	62,137
Retail flooring liability and short-term debt	32,319	19,349	31,411
Long-term debt	102,159	102,211	2,357
Convertible subordinated debentures	272,791	403,905	403,905
Other liabilities	149,738	131,837	136,224
Total liabilities	829,427	920,715	843,126

Shareholders’ equity	246,282	137,873	110,968
	$1,075,709	$1,058,588	$954,094

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FLEETWOOD ENTERPRISES, INC.

Business Segment and Unit Shipment Information
(Amounts in thousands)
(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	Apr. 25,	Apr. 27,	Apr. 25,	Apr. 27,
	2004	2003	2004	2003
OPERATING REVENUES:
Recreational vehicles	$482,676	$405,355	$1,779,233	$1,482,595
Housing
Wholesale	163,562	135,808	657,388	667,087
Retail	48,233	43,893	242,505	245,076
Less intercompany	(20,214)	(21,428)	(117,135)	(115,903)
	191,581	158,273	782,758	796,260

Supply operations	13,670	8,269	41,120	37,178
Financial services	1,437	760	4,877	2,260
	$689,364	$572,657	$2,607,988	$2,318,293

OPERATING INCOME (LOSS):
Recreational vehicles	$16,545	$5,995	$58,146	$35,355
Housing	(10,390)	(33,039)	(28,841)	(57,598)
Supply operations	1,989	281	6,065	2,079
Financial services	(516)	(812)	(1,627)	(2,089)
Corporate and other	3,697	(5,521)	7,587	(4,178)
	$11,325	$(33,096)	$41,330	$(26,431)

UNITS SOLD:
Manufactured housing -
Factory shipments	5,350	4,473	20,859	22,176
Retail sales	918	880	4,727	5,004
Less intercompany	(570)	(688)	(3,414)	(3,790)
	5,698	4,665	22,172	23,390
Recreational vehicles -
Motor homes	3,020	2,657	11,203	9,935
Travel trailers	9,037	8,236	34,351	30,016
Folding trailers	3,786	3,556	14,543	17,118
	15,843	14,449	60,097	57,069

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